PSI ENERGY, INC.

Effective July 10, 1997, the second paragraph of ARTICLE D of the Amended Articles of Consolidation of PSI Energy, Inc. was amended and now reads as set forth below:

The name and post office address of its resident agent are C T Corporation System, One North Capitol Avenue, Indianapolis, Marion County, Indiana.